EXHIBIT 10.12.3

                     FOURTH AMENDMENT TO LEASE GUARANTEE


     This Fourth Amendment to Lease Guarantee (hereinafter referred to as "this Fourth Amendment") is entered into as of the 1st day of April, 1996, among PIER 1 IMPORTS, INC., a Delaware corporation (the "Guarantor"), and PIER GROUP, INC., a Delaware corporation ("Lessor").

     WHEREAS, Guarantor and Lessor previously entered into a Lease Guarantee (the "Lease Guarantee") dated December 30, 1992, whereby Guarantor guaranteed the full payment and performance when due of all rent, indebtedness, and obligations now or hereafter existing or owing to Lessor pursuant to lease agreements from time to time entered into with Pier Lease, Inc., a Delaware corporation, and with Pier 1 Imports (U.S.), Inc., a Delaware corporation; and

     WHEREAS, the Lease Guarantee was amended by a First Amendment to Lease Guarantee dated as of April 28, 1993 (the "First Amendment"); and

     WHEREAS, the Lease Guarantee was amended by a Second Amendment to Lease Guarantee dated as of April 25, 1994 (the "Second Amendment"); and

     WHEREAS, the Lease Guarantee was amended by a Third Amendment to Lease Guarantee dated as of June 20, 1994 (the "Third Amendment"); and

     WHEREAS, Guarantor and Lessor have agreed to amend the Lease Guarantee as more fully set forth hereinafter.

     NOW, THEREFORE, in consideration of the premises and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Guarantor and the Lessor agree as follows:

     1. The definitions of "Cash Flow Available For Fixed Charges," "Consolidated Tangible Net Worth" and "Restricted Investments" in Section 3 of the Lease Guarantee are amended to read in their entirety as follows:

          "Cash Flow Available For Fixed Charges" shall mean the sum of Consolidated Net Income plus depreciation and amortization plus interest expense plus taxes plus operating lease expense calculated on a rolling four (4) quarter basis, as determined in accordance with GAAP, less Maintenance Capital Expenditures for the Guarantor on a Consolidated basis.

          "Consolidated Tangible Net Worth" shall mean the sum of consolidated capital, surplus and retained earnings of the Guarantor less Intangible Assets of the Guarantor, determined in accordance with GAAP.

          "Restricted Investments" shall mean any investments in, guaranties of, or loans and advances to Persons, except (i) Obligations of the United States government due within one (1) year from the date of acquisition, (ii) certificates of deposit (including Eurodollar deposits) and bankers' acceptances (from commercial banks having capital resources in excess of $100 million) due within one (1) year from the date of acquisition, and payable in U.S. dollars, (iii) commercial paper rated P-1 by Moody's or A-1 by Standard & Poor's; (iv) debt of any state or political subdivision that is rated A or better by Moody's or Standard & Poor's and that matures within one (1) year, (v) any loan participation program(s) for a period not to exceed sixty (60) days with credit risk to companies with long-term debt rating by Standard & Poor's or Moody's of not less than single A, (vi) any stock purchases made on behalf of the Pier 1 Imports ESOP which are transferred to the ESOP within one (1) year, (vii) readily marketable securities having a quoted market value, (viii) the sum of dividends and other distributions on account of any class of its stock not exceeding ten million dollars ($10,000,000) in the aggregate in such fiscal year, (ix) purchases of a majority of the outstanding stock of any corporation, (x) travel or like advances to officers and/or employees and loans to officers and/or employees for the purchase of capital stock of the Guarantor (including the capitalization of up to one-half of the accrued interest on such loans to officers and/or employees) with such travel or like advances and loans not exceeding ten million dollars ($10,000,000) in the aggregate in any fiscal year, (xi) stock or securities received in settlement of debts owing to the Guarantor or any Subsidiary not exceeding ten million dollars ($10,000,000) in such fiscal year including receivables arising from the sale of goods and services in the ordinary course of business of the Guarantor and its Subsidiaries, (xii) any stock or securities of Sunbelt Nursery Group, Inc. which the Guarantor or any of its Subsidiaries acquires through the exercise of its remedies with respect to any lien or security interest held by Guarantor or any of its Subsidiaries on such stock or securities, (xiii) any loans or guaranties made by the Guarantor or any of its Subsidiaries to or for the benefit of Pier Retail Group Limited, a company organized under the laws of the United Kingdom, not exceeding an aggregate principal amount of five million dollars ($5,000,000) in any fiscal year, (xiv) investments in or loans and advances to Guarantor, or any of it Subsidiaries, or any Person that is wholly-owned by Guarantor and/or its Subsidiaries, (xv) investments in or loans and advances to any partnership, corporation or joint venture the sole purpose of which is to obtain land and improvements used in the ordinary course of business of Guarantor or any of its Subsidiaries, which investments in or loans and advances to under this subsection shall not exceed seventy-five million dollars ($75,000,000) in the aggregate at any one time outstanding, (xvi) all investments, guaranties, loans and advances in existence on the date hereof, together with all renewals, extensions, rearrangements, replacements, and substitutions thereof, and (xvii) all guaranties permitted under Section 8(g) hereof.

     2. The following definitions of EBITDA, Funded Debt and Funded Debt EBITDA Ratio are added to Section 3 of the Lease Guarantee which shall read in their entirety as follows:

          "EBITDA" shall mean Net Income plus provision for income taxes as defined by GAAP plus interest expenses, depreciation, amortization and non-cash charges. If any changes in GAAP require operating leases to be included as indebtedness in the Consolidated financial statements of the Guarantor, such operating lease expense otherwise required to be included as interest expense shall nevertheless be treated as lease expense for purposes of this computation.

          "Funded Debt" shall mean, at any time, the aggregate amount of all interest bearing indebtedness for borrowed money, all obligations under standby letters of credit (except for those standby letters of credit issued in connection with City of Mansfield Industrial Development Corporation Adjustable Convertible Extendable Securities - ACESsm (Pier 1 Imports-Texas, Inc. Project), Series 1986, the City of St. Charles, Illinois Industrial Development Revenue Bond Adjustable Convertible Extendable Securities - ACESsm (Pier 1 Imports-Midwest, Inc. Project), Series 1986, and the Savannah Port Authority Adjustable Convertible Extendable Securities - ACESsm (Pier 1 Imports-Southwest, Inc. Project), Series 1986.) and bankers acceptances and all obligations under Capital Leases of Guarantor and its Subsidiaries. Any changes in GAAP requiring operating leases to be included as indebtedness in the Consolidated financial statements of the Guarantor will be effective, for purposes of determining Funded Debt hereunder, only for leases entered into or renewed after the date of the required implementation of such change in GAAP; provided however, such indebtedness excluded from the definition of Funded Debt under the preceding provision shall be excluded from Funded Debt only to the extent of $75,000,000 of such indebtedness in the aggregate.

          "Funded Debt EBITDA Ratio" shall mean, on any date, the ratio of Funded Debt to EBITDA.

     3. Section 8(b) of the Lease Guarantee is hereby amended to read in its entirety as follows:

          (b) Consolidated Tangible Net Worth. Permit its Consolidated Tangible Net Worth at any time to be less than an amount equal to the sum of (i) two hundred million dollars ($200,000,000) plus (ii) 50% of the aggregate Consolidated Net Income of the Guarantor for the period commencing after February 25, 1995 (without deduction for any net loss in any fiscal year ending after February 25, 1995) and terminating at the end of the last fiscal quarter preceding the date of any determination of Consolidated Tangible Net Worth.

     4. Section 8(d)(ii) and Section 8(d)(v) of the Lease Guarantee are hereby amended to read in their entirety as follows:

          (ii) Funded Debt to Consolidated Tangible Net Worth. Permit the ratio of Funded Debt to Consolidated Tangible Net Worth to exceed 1.40 to 1.0 at any time.

                                     ***

          (v) Maintenance of Fixed Charge Coverage. Permit the ratio of Cash Flow Available for Fixed Charges to Fixed Charges to be determined on the last day of each fiscal quarter for the preceding four (4) quarters to be less than 1.25 to 1.0 at any time. For purposes of this calculation, the $14,000,000 before tax, non-cash charge attributable to the write-down of the Guarantor's investment in Sunbelt Nursery Group, Inc. shall be added back to Consolidated Net Income on an after-tax basis and investment losses in the aggregate amount of $16,915,000 during the first and second quarters of 1996 shall be added back in computing Consolidated Net Income.

     5. Section 8(g) of the Lease Guarantee is amended to read in its entirety as follows:

          (g) Guaranteed Debt. Create, assume or suffer to exist, or permit any of its Subsidiaries to create, assume or suffer to exist, any Guaranteed Debt except (i) Guaranteed Debt in existence on the date hereof, (ii) Guaranteed Debt that is secured by assets of the primary obligor having a fair market value at least equal to the amount of such Guaranteed Debt, as determined by an independent qualified appraiser selected by Guarantor (which appraisal, at Lessor's or any Subsequent Holder's reasonable request and at Lessor's expense, shall be promptly updated, but such request shall not be made more often than once every 12 months), (iii) Guaranteed Debt by Guarantor or a Subsidiary on the consolidated balance sheet of Guarantor and its Subsidiaries, and (iv) any Guaranteed Debt by Guarantor or any of its Subsidiaries described in Subsection (xiii) of the definition of "Restricted Investments" in Section 3 hereof; provided, however, that in no event shall the aggregate amount of all consolidated Guaranteed Debt (other than the Guaranteed Debt described in (iv) above) of Guarantor and its Subsidiaries exceed the Consolidated Tangible Net Worth.

     6. A new Section 8(i) is added to the Lease Guarantee which shall read in its entirety as follows:

          (i) Funded Debt EBITDA Ratio. Permit its Funded Debt EBITDA Ratio to be greater than 3.5 to 1.0 at any time.

     7. Except as herein specifically amended and modified above, the Lease Guarantee, the First Amendment, the Second Amendment and the Third Amendment are unchanged and shall continue in full force and effect.

     8. Guarantor hereby consents and agrees to this Fourth Amendment and Guarantor hereby confirms and ratifies the Lease Guarantee, the First Amendment, the Second Amendment and the Third Amendment and each and every term, condition, and covenant therein contained to the same extent and as though the same were set forth herein in full.

     9. The parties to this Fourth Amendment agree to be bound by the terms and provisions of the current Arbitration Program of First Interstate Bank of Texas, N.A. which is incorporated by reference herein and is acknowledged as received by the parties pursuant to which any and all disputes shall be resolved by mandatory binding arbitration upon the request of any party.

     10. This Fourth Amendment may be executed in a number of identical counterparts, each of which shall be deemed an original. In making proof of this instrument, it shall not be necessary for any party to account for all counterparts, and it shall be sufficient for any party to produce but one such counterpart.

     11. This Fourth Amendment to Lease Guarantee shall be binding upon and inure to the benefit of the parties and their successors and assignees.

     12. THE LEASE GUARANTEE, THE FIRST AMENDMENT, THE SECOND AMENDMENT, THE THIRD AMENDMENT AND THIS FOURTH AMENDMENT CONSTITUTE A "LOAN AGREEMENT" AS DEFINED IN SECTION 26.01(A) OF THE TEXAS BUSINESS AND COMMERCE CODE, REPRESENT THE FINAL AND ENTIRE AGREEMENT AND UNDERSTANDING AMONG THE GUARANTOR AND THE LESSOR RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, SUPERSEDE ALL PRIOR PROPOSALS, AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

     IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                              GUARANTOR:

                              PIER 1 IMPORTS, INC.


                              By:
                                  Clark A. Johnson, Chairman of the Board
                                  and Chief Executive Officer


                              LESSOR:

                              PIER GROUP, INC.


                              BY:
                                   Charles L. Horn, President

Agreed and Accepted as
of the date above written:

FIRST INTERSTATE BANK
  OF TEXAS, N.A., as Agent


By:
     Robin Hamilton, Vice President